EXHIBIT 99.1

Upexi Increases Solana Treasury to 201,500 Solana Tokens for $30 Million and Begins to Generate Staking Revenue

Company has over $60 million in cash remaining to invest further in SOL

At current price of SOL and staking yield, Upexi expects to receive approximately $2.4 million in annual staking revenue and $7.0 million once all funds are invested and staked

TAMPA, FL – May 6, 2025 – Upexi Inc. (NASDAQ: UPXI), a brand owner specializing in the development, manufacturing and distribution of consumer products with diversification into the cryptocurrency space, has increased its treasury of Solana to approximately 201,500 Solana (SOL) tokens for $30 million, or $148.47 per SOL.

Upexi closed on a $100 million private placement from leading cryptocurrency venture capital firms and key opinion leaders on April 24, 2025. Subsequent to its $30 million of SOL purchases, Upexi has over $60 million in cash remaining to invest further into Solana in the near-term.

The Company is currently staking all SOL, and expects to receive approximately $2.4 million in annual staking revenue at the current price of SOL and staking yield, which is expected will increase to approximately $7.0 million once the additional funds are invested in SOL and staked. Staking provides holders of proof-of-stake-based cryptocurrencies a way to earn yield while also helping to secure the network.

Allan Marshall, CEO of Upexi, commented, "In just a little over a week since the closing of the Company’s $100 million private offering, Upexi now has material exposure to Solana and we are just getting started. Our goal is to acquire and HODL as many SOL as possible. With over $60 million of cash available for near-term SOL purchases and planned future accretive raises, Upexi is well positioned to accelerate the accumulation of SOL and further its lead as the canonical Solana treasury company.”

About Upexi, Inc.

Upexi is a brand owner specializing in the development, manufacturing and distribution of consumer products. The Company has entered the Cryptocurrency industry and cash management of assets through a Cryptocurrency Portfolio. For more information on Upexi’s treasury strategy and future developments, visit www.upexi.com.

Follow CEO, Allan Marshall, on X - https://x.com/marshall_a22015

Forward Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations, or intentions regarding the future. For example, the Company is using forward looking statements when it discusses the anticipated use of proceeds. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with business strategy, potential acquisitions, revenue guidance, product development, integration, and synergies of acquiring companies and personnel. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward- looking statements. Although we believe that the beliefs, plans, expectations, and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Company Contact

Andrew Norstrud, Chief Financial Officer

Email: andrew.norstrud@upexi.com

Phone: (702) 332-5591

Investor Relations Contact

KCSA Strategic Communications

Valter Pinto, Managing Director

Email: Upexi@KCSA.com

Phone: (212) 896-1254